Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement Number 333-157494 on Form S-3 of our report dated March 16, 2010 relating to the financial statements of United States 12 Month Oil Fund, LP as of December 31, 2009 and 2008 and for the years ended December 31, 2009 and 2008 and the period from June 27, 2007 (inception) to December 31, 2007 and the effectiveness of United States 12 Month Oil Fund, LP’s internal control over financial reporting dated March 16, 2010, appearing in this Annual Report on Form 10-K of United States 12 Month Oil Fund, LP for the year ended December 31, 2009.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
March 16, 2010